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                                                                  EXHIBIT 99(F)

                              EMPLOYMENT AGREEMENT
                              --------------------

BETWEEN:

OBJECTIVE SYSTEMS INTEGRATORS, INC., a corporation organized under the laws of the State of California, United States of America, with its principal offices located at 100 Blue Ravine Road, Folsom, California 95630, United States of America, represented by its Vice President and General Counsel, Mr. Philip N. Cardman (the "Company"),


ON THE ONE HAND,


AND


MR. PATRIC OLENCZAK, an American citizen resident at 25, rue de Lorraine, 78100 Saint Germain en Laye (France) (hereinafter "Mr. Olenczak"),


ON THE OTHER HAND.


ARTICLE 1 - HIRING
------------------

Mr. Olenczak, who declares that he is free of any conflicting commitment, including any applicable notice period and non-competition clause, is hired by the Company as Managing Director, Europe, Middle-East and Africa (the "Territory").

This Agreement is governed by the provisions of the applicable collective bargaining agreement for all questions not expressly dealt with by this Agreement. Mr. Olenczak agrees to not disclose any of the terms of this Agreement both during and after the term of his employment.


ARTICLE 2 - CONTRACTUAL INDEMNITY FOR TERMINATION
-------------------------------------------------

In light of Mr. Olenczak's responsibilities with the Company, it is agreed that if this Agreement is terminated for any reason by the Company (other than serious fault of Mr. Olenczak), the Company will pay to him an indemnity equal to twelve months' salary. This fixed sum is intended to indemnify Mr. Olenczak against harm from which he might suffer pursuant to a termination of this Agreement by the Company and will be the Company's sole and exclusive obligation for any such termination, in addition to the obligations in Article 11. It is also agreed that if Mr. Olenczak is dispensed by the Company from carrying out part or all of his statutory termination notice period (as provided for in Article 11), the contractual indemnity for termination provided for in this
Article 2 will be reduced by the amount which Mr. Olenczak receives from the Company for the non-executed notice period.


ARTICLE 3 - TERM OF THE AGREEMENT
---------------------------------

Subject to the provisions of Article 1, this Agreement is concluded for an indefinite term beginning on January 1, 1997.
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ARTICLE 4 - DUTIES
------------------

Mr. Olenczak will carry out his activities as Managing Director for the Territory, responsible for the sales and operations of the Company in the Territory.

Mr. Olenczak will report directly to Joseph T. Ambrozy, President and C.E.O. of the Company, or such other person(s) as will be determined by the Company.

Moreover, the duties of Mr. Olenczak may evolve as a function of the requirements and needs of the Company, on the one hand, and as a function of the capacity and development of the competence of Mr. Olenczak, on the other hand.


ARTICLE 5 - PLACE OF WORK
-------------------------

Mr. Olenczak will carry out his duties in the Paris area, and will assist the Company in establishing its European office.

In addition, Mr. Olenczak may be asked to perform short or medium-term missions located in France or abroad.


ARTICLE 6 - COMPENSATION
------------------------

In consideration for his services, Mr. Olenczak will receive a yearly base salary of US $160,000.

This salary will be paid to Mr. Olenczak at such place as he will indicate to the Company. In addition, Mr. Olenczak will be paid, at his option, in French Francs or United States dollars. If he is paid in French Francs, his salary will be converted at an exchange rate to be defined on January 1st of each year. However, if the exchange rate between the United States dollar and the French Franc varies by more than 5%, such exchange rate will be promptly modified to take the variation into account.

In addition, Mr. Olenczak will receive a commission of .75% on the net amount of all license revenues for which payment has been received by the Company for transactions with end-users in the Territory, payable within thirty days after receipt of the corresponding amount by the Company. This commission rate will be reviewed and may be adjusted by the Company at the beginning of each of the Company's fiscal years.

For business generated with customer accounts not currently on the Company's prospect list (as approved by the President/C.E.O. of the Company), the following commission plan will apply through June 30, 1997, in lieu of the plan defined above:

          5% of the net sale amount, when recognized by the Company in accordance with Generally Accepted Accounting Purposes ("GAAP"), for the quarter ending March 31, 1997, and

          3% of the net sale amount, when recognized by the Company in accordance with GAAP, for the quarter ending June 30, 1997;

such amounts will be paid to Mr. Olenczak within thirty days after receipt of the corresponding amount by the Company. This exceptional commission plan will expire as of June 30,1997.

The payment of any commission to Mr. Olenczak will be in accordance with the instructions which he will provide to the Company.
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In addition, Mr. Olenczak will receive all employee benefits accorded by French law and business practices, as well as any supplementary benefits which the Company offers to its executive level employees, provided that the totality of such benefits will not exceed those offered to the Company's other executive level employees.

At least once per year on the anniversary date of this Agreement, Mr. Olenczak will be called to a meeting the purpose of which is to review his performance and the quality of his work and to consider revision of his compensation.

Finally, the Company will recommend to its Board of Directors that Mr. Olenczak be granted an option to purchase 25,000 shares of the Company's Common Stock. The option price will be the fair market value of the Company's Common Stock on the date of the grant and will vest in accordance with the provisions of OSI's 1994 Employee Stock Option Plan. In addition, Mr. Olenczak will be eligible for additional grants on an annual basis based upon the Company's and his individual performance. Stock option vesting will cease upon termination of this Agreement.


ARTICLE 7 - PROFESSIONAL EXPENSES
---------------------------------

The professional expenses incurred by Mr. Olenczak will be reimbursed to him each month on receipt by the Company of appropriate vouchers and receipts.

In addition, all travel expenses of Mr. Olenczak which he has incurred for the purposes of fulfilling his obligations under this Agreement will be reimbursed to him under the conditions provided for by the Company's internal regulations and the applicable Collective Bargaining Agreement, if any.


ARTICLE 8 - PAID VACATION
-------------------------

Mr. Olenczak will profit from all legal paid vacations as required by French law.


ARTICLE 9 - EXCLUSIVITY
-----------------------

During the entire term of this Agreement, Mr. Olenczak agrees to reserve his professional activities exclusively for the Company. Consequently, he cannot have any other professional activity which is competitive with the activities of the Company.


ARTICLE 10 - CAR
----------------

The Company will make available to Mr. Olenczak, as Managing Director for the Territory, a company car the leased expense of which will not exceed FRF 3,750 (US $750) per month and the Company will assume all expenses thereof, such as all insurance premiums and repairs, for the purposes of permitting Mr. Olenczak to carry out his professional duties as Managing Director for the Territory.
Mr. Olenczak will return the car in accordance with the Company's instructions on the last day of his employment, irrespective of the reason for termination of his employment, or in the event that Mr. Olenczak assumes a position with the Company for which the Company does not typically provide a company car.


ARTICLE 11 - TERMINATION OF THE AGREEMENT
-----------------------------------------

Each of the parties to this Agreement may terminate it at any time in accordance with the conditions provided for by French law, and a prior notice period of three months will be respected by both parties, irrespective of the reason for termination of this Agreement (except for very serious fault). Such notice period will commence on the date on which registered letter (return receipt requested) is sent. The
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Company will have the right if it so desires to dispense Mr. Olenczak from carrying out his notice period of three months by paying him the corresponding indemnity.


ARTICLE 12 - NON COMPETITION
----------------------------

If this Agreement is terminated for any reason, and irrespective of the party which terminates this Agreement, Mr. Olenczak is prohibited from accepting employment from any company whose activities are competitive with those of the Company, for a period of one year following the effective date of termination of this Agreement.

This Agreement has been signed in two originals in Folsom, California, and Paris, France on December 16, 1996.


OBJECTIVE SYSTEMS INTEGRATORS            Patric OLENCZAK



By:  Philip N. Cardman                   ____________________________
Its: Vice President and General Counsel